Exhibit 99.1

Fellow Shareholders,

Since Perrigo Company plc (NYSE and TASE: PRGO) rejected Mylan N.V.’s (NASDAQ: MYL) unsolicited offer, I have spent a great deal of time speaking with our shareholders and sharing our views on why Mylan’s offer substantially undervalues Perrigo. We are confident in our bright prospects and firmly convinced of the standalone value of Perrigo. I have also engaged with you not only about value, but also about the right way to run a company.

I have always believed that good corporate governance creates value for shareholders while bad corporate governance can destroy it. Since becoming the CEO of the Perrigo Company, I have had the privilege of working alongside a Board that shares my commitment to shareholder value creation and sound corporate governance. Together, we believe deeply in our responsibility to shareholders, who are Perrigo’s true owners, and in our obligation to build sustainable, long-term value, which informs everything we do. This commitment has rewarded Perrigo shareholders with a total return exceeding 970 percent since 2007.

I have watched with increasing distress the contrast in attitude to shareholders and governance principles that Mylan has presented in its pursuit of Perrigo. Our Board has considered Mylan’s offer in good faith and we have been earnest and straightforward in explaining why we think it substantially undervalues Perrigo and creates significant risks. We have also engaged with you to explain how Perrigo’s ‘Base Plus, Plus, Plus’ strategy is poised to continue to create value in the future for our shareholders.

In recent weeks, it has become clear to me that Mylan’s pursuit of Perrigo at all costs has further highlighted some very troubling corporate governance values. A recent worrisome example is Mylan’s lowering of the acceptance condition from the prior 80% to 50%+ of Perrigo’s outstanding shares. Some in the market assume this is being done to coerce our shareholders into tendering to avoid being left in a minority of a company controlled by Mylan. As many third parties - from equity analysts to ISS to Moody’s - have noted, this would make any synergy gains more difficult to achieve, and thereby make a bad deal potentially worse - both for those who tender and those who choose to remain.

And Mylan has taken its disregard for shareholders to a new level in recent days by threatening to delist Perrigo shares from every exchange, even if 49% of our holders say “No” to its offer. No business rationale was given, and no pretense made that a future Perrigo board would even consider this question with the interests of minority shareholders in mind.

We think this is an unacceptable way to treat shareholders and run any company and, from feedback we have received in meetings with you, we believe many others are seeing it the same way. Taken together with prior governance failures, it is no wonder that ISS has noted a “corporate governance discount” in Mylan’s share price.

The choice before shareholders now is evident - support a company with a deep commitment to shareholder-oriented governance and sustainable long-term value creation; or support one which, in its defense against Teva’s premium bid and its own pursuit of us, has staked out a different approach, summarized best by its CEO’s recent statement that the U.S. is “too shareholder-centric.”

The entire Perrigo Board and management team are confident that, through continued successful execution of Perrigo’s strategy and opportunities, we will create value for you well in excess of Mylan’s offer, and with less risk. And we will do it while treating our shareholders as our partners in value creation.

Perrigo Company plc
Registered in Ireland, Registered number 529592
Registered office Treasury Building, Lower Grand Canal St., Dublin 2, Ireland
+353 1 7094000

Directors Laurie Brlas (U.S.), Gary M. Cohen (U.S.), Jacqualyn A. Fouse (U.S.), David T. Gibbons (U.S.), Ran Gottfried (Israel), Ellen R. Hoffing (U.S.),
Michael J. Jandernoa (U.S.), Gary K. Kunkle, Jr (U.S.), Herman Morris, Jr (U.S.), Joseph C. Papa (U.S.), Donal O’Connor (Ireland)

After many months of engaging with our shareholders, I am confident that Perrigo shareholders see these points the way we do. I urge you to join us in rejecting this offer.

Thank you for your support.

/s/ Joseph Papa

Joseph Papa, CEO and President

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Forward Looking Statements

Certain statements in this communication are forward-looking statements. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control, including future actions that may be taken by Mylan in furtherance of its unsolicited proposal. These and other important factors, including those discussed under "Risk Factors" in the Company's Form 10-K for the year ended June 28, 2014, as well as the Company's subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this communication are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

The exchange offer for the outstanding shares of Perrigo described herein has not yet commenced. If and when an exchange offer by Mylan is commenced, Perrigo intends to file a solicitation/recommendation statement with respect to such exchange offer with the Securities and Exchange Commission ("SEC"). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC's website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com. Perrigo shareholders may also obtain copies of the information when it is available by contacting Mackenzie Partners, Inc. at 212-929-5500 or 800-322-2885 Toll-Free in North America or by email at PRGO@mackenziepartners.com.

Irish Takeover Rules

The directors of Perrigo accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

A person interested in 1% or more of any class of relevant securities of Perrigo or Mylan may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2013 ("Irish Takeover Rules").No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods. No statement in this communication constitutes an asset valuation.

Perrigo Company plc
Registered in Ireland, Registered number 529592
Registered office Treasury Building, Lower Grand Canal St., Dublin 2, Ireland
+353 1 7094000

Directors Laurie Brlas (U.S.), Gary M. Cohen (U.S.), Jacqualyn A. Fouse (U.S.), David T. Gibbons (U.S.), Ran Gottfried (Israel), Ellen R. Hoffing (U.S.),
Michael J. Jandernoa (U.S.), Gary K. Kunkle, Jr (U.S.), Herman Morris, Jr (U.S.), Joseph C. Papa (U.S.), Donal O’Connor (Ireland)

About Perrigo

Perrigo Company plc, a top five global over-the-counter (OTC) consumer goods and pharmaceutical company, offers consumers and customers high quality products at affordable prices. From its beginnings in 1887 as a packager of generic home remedies, Perrigo, headquartered in Ireland, has grown to become the world's largest manufacturer of OTC products and supplier of infant formulas for the store brand market. The Company is also a leading provider of branded OTC products, generic extended topical prescription products and receives royalties from Multiple Sclerosis drug Tysabri®. Perrigo provides "Quality Affordable Healthcare Products®" across a wide variety of product categories and geographies primarily in North America, Europe, and Australia, as well as other key markets including Israel and China. Visit Perrigo online at (http://www.perrigo.com).

Sources and Bases

- The reference to total return since 2007 indicates FY2007 period beginning June 30, 2006 to April 7, 2015, prior to Mylan’s offer announcement.
- The reference to “some in the market” includes the Wall Street Journal, August, 14 2015, article by Ronald Barusch entitled "Dealpolitik: ISS Balks After Mylan’s Gutsy Move on Perrigo Bid" and an article by Liz Hoffman “Mylan, Perrigo Notch Wins in Their Face-Off,” Wall Street Journal, August 14, 2015
- The reference to “many third parties” includes ISS in its report recommending a vote AGAINST the Mylan offer dated August 14, 2015, Moody’s in its report entitled “Mylan’s Lowered Acceptance Condition on Perrigo Offer Is Credit Negative” dated August 14, 2015, research notes by: Bernstein, August 11, 2015; Proxy Mosaic report dated August 18, 2015.
- Mylan’s threat to delist was contained in its Supplemental Proxy Statement dated August 20, 2015.
- The reference to prior governance failures is a belief statement of Perrigo and is also based, amongst other things on findings of an ISS Report dated March 25, 2014 and The Wall Street Journal article by Mark Maremont, “Director at Generic-Drug Giant Mylan Had Undisclosed Ties to Land Deal,” July 6, 2015.
- The “corporate governance discount” has been noted by ISS in its report recommending a vote AGAINST the Mylan offer dated August 14, 2015.

Perrigo Company plc
Registered in Ireland, Registered number 529592
Registered office Treasury Building, Lower Grand Canal St., Dublin 2, Ireland
+353 1 7094000

Directors Laurie Brlas (U.S.), Gary M. Cohen (U.S.), Jacqualyn A. Fouse (U.S.), David T. Gibbons (U.S.), Ran Gottfried (Israel), Ellen R. Hoffing (U.S.),
Michael J. Jandernoa (U.S.), Gary K. Kunkle, Jr (U.S.), Herman Morris, Jr (U.S.), Joseph C. Papa (U.S.), Donal O’Connor (Ireland)